Suite 1050, 400 Burrard Street Vancouver, British Columbia V6C 3A6 Canada	e: info@contactgold.com p: +1 (604) 449-3361 w: contactgold.com

CONTACT GOLD ANNOUNCES PRICING OF PUBLIC OFFERING OF UNITS FOR UP TO C$15,000,000

Vancouver, B.C. (August 10, 2020) - Contact Gold Corp. (the "Company" or "Contact Gold") (TSXV: C and OTCQB: CGOL), is pleased to announce that it has agreed to offer its previously announced public offering of units of the Company ("Units") at a price of C$0.20 per Unit (the "Offering Price") for aggregate gross proceeds of up to C$15,000,000 (the "Offering").  Each Unit will consist of one share of common stock in the capital of the Company (a "Share", and as a constituent of the Unit, a "Unit Share") and one-half of one Share purchase warrant (each whole warrant, a "Warrant"), with each Warrant entitling the holder thereof to acquire one Share at an exercise price of C$0.27 for a period of 24 months following the closing date of the Offering.

The Offering will be conducted by Cormark Securities Inc. and its U.S. affiliate (the "Underwriters"). The Company has granted to the Underwriters an option (the "Over-Allotment Option"), exercisable in whole or in part, in the sole discretion of the Underwriters, for a period of 30 days from and including the closing date of the Offering, to purchase additional Units, additional Shares and/or additional Warrants, in an aggregate amount not to exceed 15% of the Units, Shares or Warrants sold pursuant to the Offering, on the same terms and at the same price as the Units, Shares and Warrants sold under the Offering, to cover over-allotments, if any, and for market stabilization purposes.

The Offering will be conducted (A) in Canada pursuant to a prospectus supplement (the "Prospectus Supplement") to the Company's short form base shelf prospectus dated October 24, 2018 filed in all of the provinces and territories of Canada, except for Québec (the "Canadian Jurisdictions"), and (B) to the public under an offering statement on Form 1-A, which includes an offering circular (the "Offering Statement"), pursuant to Regulation A under the U.S. Securities Act of 1933, as amended (the "1933 Act"), filed with the United States Securities and Exchange Commission (the "SEC").

An amended and restated preliminary Prospectus Supplement (the "Prospectus Supplement") and an amendment to the preliminary Offering Statement (the "Offering Statement") containing important information relating to the Offering have been filed with the securities commissions in the Canadian Jurisdictions and in the United States with the SEC, respectively. The Prospectus Supplement and the Offering Statement are still subject to completion or amendment.  Copies of the Prospectus Supplement and the Offering Statement (and the Offering Circular contained therein) are available at www.sedar.com and www.sec.gov and may be obtained from Cormark Securities at Cormark Securities Inc., 416-943-6405, Royal Bank Plaza, North Tower, Suite 1800, 200 Bay Street, P.O. Box 63, Toronto, ON M5J 2J2.

If the Offering is completed, the net proceeds from the Offering are expected to be used to undertake further drilling at Contact Gold's Green Springs and Pony Creek projects located in Nevada, to redeem a portion of the currently outstanding Class A Shares of Preferred Stock (the "Preferred Shares") pursuant to the previously announced binding letter of intent (the "LOI"), for exploration expenditures on Contact Gold's other properties, and for general working capital purposes. The nature and extent of the drilling at the Green Springs and Pony Creek projects will be scaled based on the amount of proceeds ultimately received by the Company from the Offering. The Offering will be subject to certain conditions, including but not limited to successful marketing efforts and the receipt of all necessary securities regulatory and stock exchange approvals. There can be no assurance as to whether the Offering will be completed.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer or sale of any securities, in any state or jurisdiction in which the offer, solicitation, or sale of securities would be unlawful.  The securities being offered have not been approved or disapproved by the SEC or any Canadian securities commission, nor has any such regulatory authority passed upon the accuracy or adequacy of the preliminary Prospectus Supplement or the preliminary Offering Statement. The securities being offered have not been and will not be registered under the 1933 Act.

About Contact Gold Corp.

Contact Gold is an exploration company focused on producing district scale gold discoveries in Nevada.  Contact Gold's extensive land holdings are on the prolific Carlin, Independence and Northern Nevada Rift gold trends which host numerous gold deposits and mines. Contact Gold's land position comprises approximately 200 km2 of target rich mineral tenure hosting numerous known gold occurrences, ranging from early- to advanced-exploration and resource definition stage.

Additional information about the Company is available at www.contactgold.com.

For more information, please contact: +1 (604) 449-3361

Matthew Lennox-King - President & CEO

E-mail: info@ContactGold.com

Neither the TSXV nor its Regulation Services Provider (as that term is defined in the policies of the TSXV) accepts responsibility for the adequacy of this release. No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.

The Form 1-A has not been qualified by the SEC or any state securities commission. For the purposes of Regulation A of the 1933 Act, (a) no money or other consideration is being solicited and if sent in response, will not be accepted; (b) no offer to buy the securities can be accepted and no part of the purchase price can be received until the Offering Statement is qualified, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date; and (c) any person's indication of interest involves no obligation or commitment of any kind. All sales, if any, are anticipated to be subject to limitations set forth in Rule 251(d)(2)(i)(C) of Regulation A, as described in the Offering Circular.

Cautionary Note Regarding Forward-Looking Information

This news release contains "forward-looking information" and "forward-looking statements" (collectively, "forward-looking statements") within the meaning of the applicable Canadian and United States securities legislation. All statements, other than statements of historical fact, are forward-looking statements and are based on expectations, estimates and projections as at the date of this news release. Any statement that involves discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions, future events or performance (often but not always using phrases such as "expects", or "does not expect", "is expected", "anticipates" or "does not anticipate", "plans", "budget", "scheduled", "forecasts", "estimates", "believes" or "intends" or variations of such words and phrases or stating that certain actions, events or results "may" or "could", "would", "might" or "will" be taken to occur or be achieved) are not statements of historical fact and may be forward-looking statements. In this news release, forward-looking statements relate, among other things, to the proposed Offering and Redemption Placement, the intended use of proceeds therefrom, the completion and nature of the transactions contemplated by the letter of intent with Waterton Nevada Splitter, LLC (the "LOI), the satisfaction of the conditions to the completion of the transactions contemplated by the LOI, including the receipt in a timely manner of regulatory and other required approvals and clearances, including the approval of the TSXV for the Redemption Placement and shareholder and TSXV approval of the Article Amendments; and the nature, timing and extent of the Corporation's planned exploration programs and activities..

These forward-looking statements are based on opinions and estimates of management of the Company at the time such statements were made and are based on various assumptions, including but not limited to, favourable and stable general macroeconomic conditions, securities markets, spot and forward prices of gold, silver, base metals and certain other commodities and currency markets (such as the $ to US$ exchange rate); no materially adverse changes or economic developments, that various risks and hazards associated with the business of mineral exploration, development and mining will not materialize and the ability to continue raising the necessary capital to finance operations.  Actual future results may differ materially as forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to materially differ from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors that may affect the forward-looking statements in this news release include but are not limited to: risks related to the Offering; risks related to successful marketing efforts; changing market conditions; and receipt of applicable regulatory approvals.  Readers are cautioned that the foregoing list is not exhaustive of all factors and assumptions which may have been used.

Although the forward-looking statements contained in this news release are based upon what management of the Company believes, or believed at the time, to be reasonable assumptions, the Company cannot assure shareholders that actual results will be consistent with such forward-looking statements, as there may be other factors that cause results not to be as anticipated, estimated or intended. Readers should not place undue reliance on the forward-looking statements and information contained in this news release. The Company assumes no obligation to update the forward-looking statements of beliefs, opinions, projections, or other factors, should they change, except as required by law.